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                                    SEC FILE NUMBER
                                       0-10825
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One): [X]Form 10-KSB   [ ] Form 20-F   [ ]  Form 10-Q    [ ]  Form N-SAR

  For Period Ended:           December 31, 1997

                   -----------------------------------
  [ ]  Transition  Report  on Form 10-K     [ ]  Transition  Report on Form 20-F
  [ ]  Transition  Report  on  Form  11-K   [ ]  Transition  Report on Form 10-Q
  [ ]  Transition Report on Form N-SAR For the Transition Period Ended:
                                  -------------------------------------

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Read Instruction (on back page) Before Preparing Form. Please Print or Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

--------------------------------------------------------------------------------


Full Name of Registrant
                           NEW GENERATION FOODS, INC.
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Former Name if Applicable

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Address of Principal Executive Office (Street and Number)

 45 GRAHAM ROAD, SCARSDALE, NEW YORK 10583
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

       The Chief Executive Officer has been unavailable for an extended period of time and has been unable to review the Form 10K prior to its being filed.

                                               (Attach Extra Sheets if Needed)

PART IV - OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

David I. Schaffer, Esq.             516                     747-0300
----------------------          ------------          ------------------
     (Name)                       (Area Code)        (Telephone Number)


     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If 0answer is no, identify report(s). [X] Yes [ ] No

          --------------------------------------------------------------------

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X ] No

          If  so,  attach  an  explanation  of  the  anticipated   change,  both
          narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                           NEW GENERATION FOODS, INC.
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                (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:     March 31, 1998                         /s/ JEROME S. FLUM
          -----------------                By:  -------------------------------
                                                Jerome S. Flum
                                                Chairman of the Board and
                                                Principal Financial Officer